Exhibit 21

FEDERAL SIGNAL CORPORATION
Subsidiaries of the Company

The following table sets forth information concerning significant subsidiaries of the Company.

Jurisdiction
in which
Name	Organized
Bronto Skylift Oy Ab	Finland
ClappDico Corporation	Ohio
Dayton Progress Canada, Ltd.	Ontario, Canada
Dayton Progress Corporation	Ohio
Dayton Progress GmbH	Germany
Dayton Progress International Corporation	Ohio
Dayton Progress – Perfuradores, LDA	Portugal
Dayton Progress, S.A.S.	France
Dayton Progress (U.K.), Ltd.	United Kingdom
Elgin Sweeper Company	Delaware
E-ONE, Inc.	Delaware
E-ONE Canada, Ltd.	Alberta, Canada
Federal APD, Inc.	Michigan
Federal APD do Brasil	Brazil
Federal Signal Credit Corporation	Delaware
Federal Signal International (FSC), Ltd.	Jamaica, W.I.
Federal Signal U.K. Holdings, Ltd.	United Kingdom
Federal Signal VAMA, S.A.	Spain
Guzzler Manufacturing, Inc.	Alabama
Jamestown Precision Tooling, Inc.	New York
Jetstream of Houston, Inc.	Texas
Jetstream of Houston, LLP	Texas
Leach Company, Inc.	Wisconsin
Manchester Tool Company	Delaware
Nippon Dayton Progress K.K.	Japan
NRL Corp.	Alberta, Canada
On Time Machining Company, Inc.	Ohio
Pauluhn Electric Manufacturing Company	New York
Pauluhn Electric Manufacturing Company, LLP	Texas
P.C.S. Company	Michigan
Ravo International (Van Raaij Holdings BV and its subsidiaries)	Netherlands
Vactor Manufacturing, Inc.	Illinois
Victor Industrial Equipment Ltd.	South Africa
Victor Industries, Ltd.	United Kingdom
Victor Products USA Inc.	Delaware
Wittke, Inc.	Alberta, Canada